PRESS RELEASE

For further information contact:                      FOR IMMEDIATE RELEASE
Joseph M. Murphy
President and CEO
(207) 288-3314

Bar Harbor Bankshares Selected for Performance Award

Bar Harbor, Maine (September 3, 2008) - Bar Harbor Bankshares (AMEX: BHB), the parent company of Bar Harbor Bank & Trust, announced today that Sandler O'Neill & Partners, L.P., a prominent national research and financial advisory firm, has selected BHB for inclusion in its Sandler O'Neill Sm-All Stars--Class of 2008, which includes only 33 financial institutions nationally. The objective of the Sm-All Stars is to identify the top performing small-cap banks and thrifts in the nation.

The Sandler O'Neill report states in part that: "All 574 publicly traded banks and thrifts with a market cap of less than $2 billion were included in our evaluation to identify the small-cap depository institutions that stand out from the pack...Our analysis focuses on growth, profitability, credit quality, and capital strength."

In acknowledging BHB's selection, President & CEO Joseph M. Murphy commented "The selection process reviewed our financial performance for the twelve-month period ending June 30, 2008 and compared it to the other banks under consideration using such criteria as: loan, deposit and earnings per share growth, return on average equity and several asset quality measures. In addition, banks under consideration must qualify as "well capitalized". We are delighted to have performed well according to this comparative evaluation.

We are especially honored to have qualified for this recognition during such difficult times for the banking industry. We believe it is an objective validation of our efforts to pay close attention to the fundamentals of community banking while delivering excellent service to our customers and good value to our shareholders."

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving down east and mid coast Maine.

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